Exhibit 10.8

AT-WILL EMPLOYMENT AGREEMENT

This At-Will Employment Agreement (“Agreement”) is entered on this 31st day of March 2004 between Guidance Software, Inc. (“Company”) and Victor T. Limongelli (“Employee”). In consideration of the mutual promises and conditions contained in this Agreement, the Company and Employee agree as follows:

1. Title and duties. The Company shall employ Employee as and under the title of General Counsel and Employee accepts that employment. If Employee is a full-time employee, Employee shall devote substantially all of Employee’s time, attention, energy, knowledge, and skill solely and exclusively to performing all duties as General Counsel during the course of the Employee’s work day, as assigned or delegated to Employee by the Company.

2. Compensation and Expenses.

A. Salary. The company will pay to Employee a base salary of $145,000.00 per year, which shall be payable semi-monthly on a prorated basis and from which the Company shall withhold and deduct all taxes required by federal and state laws and any other authorized deductions. The Company will review Employee’s salary at least annually. The Company may, in its sole discretion, increase Employee’s salary during Employee’s employment with the Company.

B. Changes by Company. The Company reserves the right to modify, suspend, or discontinue any and all of the above-mentioned plans, practices, policies and profit-sharing programs at any time as long as such action is taken generally with respect to other similarly situated employees of the Company.

3. At-Will Employment. Employee’s employment with the Company is for no specified term and is at the mutual consent of both Employee and the Company. Specifically, Employee’s employment will be on an “at will” basis, meaning that either Employee or the Company may terminate the employment relationship with or without cause at any time, with or without notice. There are no express or implied agreements contrary to the foregoing and no one other than the President of the Company has any authority to enter into an employment agreement for a specified period of time or to make any agreement that is contrary to the foregoing. Any such agreement by the President must be in writing and fully executed by both Employee and the President. As used herein, the term “the Relationship” refers to the employment relationship between Employee and the Company; the Relationship terminates upon termination of employment for any reason.

4. Confidential Information.

A. Non-Disclosure. Employee agrees at all times during the term of their employment relationship with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm, corporation or other entity without written authorization of the Board of Directors of the Company, any Confidential Information of the Company which Employee obtains or creates. Employee further agrees not to make copies of such Confidential Information except as authorized by the Company. Employee understands that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom Employee calls or with whom Employee becomes acquainted during the employment relationship), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to Employee by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by Employee during the period of the employment relationship, whether or not during working hours. Employee understands that “Confidential Information” includes, but is not limited to, information pertaining to any aspects of the Company’s business which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. Employee further understands that Confidential Information does not include any of the foregoing items, which has become publicly and widely known and made generally available through no wrongful act of Employee or of others who were under confidentiality obligations as to the item or items involved.

B. Third Party Information. Employee recognizes that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Employee’s work for the Company consistent with the Company’s agreement with such third party.

5. Inventions

A. Inventions Retained and Licensed. Employee has attached hereto, as Exhibit A, a list describing with particularity all inventions, original works of authorship, developments, improvements, and trade secrets which were made by Employee prior to the commencement of the employment relationship (collectively referred to as “Prior Inventions”), which belong solely to Employee or belong to Employee jointly with another, which relate in any way to any of the Company’s proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, Employee represents that there are no such Prior Inventions. If, in the course of Employee’s Relationship with the Company, Employee incorporates into a Company product, process or machine a Prior Invention owned by Employee or in which Employee has an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

B. Assignment of Inventions. Employee agrees that Employee will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all Employee’s rights, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time in which Employee is employed by the Company (collectively referred to as “Inventions”), except as provided in Section 5(e) below. Employee further acknowledges that all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets which are made by Employee (solely or jointly with others) within the scope of and during the period of Employee’s employment relationship with the Company are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by Employee’s salary, unless regulated otherwise by the mandatory law of the state of California.

C. Maintenance of Records. Employee agrees to keep and maintain adequate and current written records of all Inventions made by Employee (solely or jointly with others) during the term of Employee’s employment relationship with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. Employee agrees not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business.

D. Patent and Copyright Rights. Employee agrees to assist the Company, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company shall deem necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Employee further agrees that Employee’s obligation to execute or cause to be executed, when it is in Employee’s power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If the Company is unable because of Employee’s mental or physical incapacity or unavailability or for any other reason to secure Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then Employee hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent or copyright registrations thereon with the same legal force and effect as if originally executed by Employee. Employee hereby waives and irrevocably quitclaims to the Company any and all claims, of any nature whatsoever, which Employee now or hereafter have for infringement of any and all proprietary rights assigned to the Company.

E. Exception to Assignments. Employee understands that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). Employee will advise the Company promptly in writing of any inventions that Employee believes meet such provisions and are not otherwise disclosed on Exhibit A.

F. Previous Obligations. Employee represents and warrants to the Company that Employee has no obligations to any previous employer that would interfere with or be infringed by the Company’s exclusive ownership rights in and to the Inventions as described above.

6. Returning Company Documents. Employee agrees that, at the time of termination of Employee’s employment relationship with the Company, Employee will deliver to the Company (and will not keep in Employee’s possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any aforementioned items developed by Employee pursuant to the employment relationship or otherwise belonging to the Company, its successors or assigns. Employee further agrees that to any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. In the event of the termination of the employment relationship, Employee agrees to sign and deliver the “Termination Certification” attached hereto as Exhibit C.

7. Covenant Not to Compete. The Company and Employee acknowledge that Employee’s willingness to enter into this Agreement and to continue as an employee of the Company constitutes a material inducement. The Parties further acknowledge that Employee’s performance of all terms of this Agreement is necessary to protect Company’s legitimate business interests. Employee agrees that, during the continuance of this Agreement Employee will not, on the behalf of Employee or any other person or business entity, directly or indirectly, engage in any business or activity competitive with the business activities of Company as they are now undertaken by Company.

9. Solicitation of Employees, Consultants and Other Parties. Employee agrees that during the term of his or her Relationship with the Company, and for a period of twenty-four (24) months immediately following the termination of his or her Relationship with the Company for any reason, whether with or without cause, he or she shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or take away such employees or consultants, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for himself or herself or for any other person or entity. Further, for a period of twenty-four

(24) months following termination of Employee’s Relationship with the Company for any reason, with or without cause, Employee agrees that he or she shall not solicit any licensor to or customer of the Company or licensee of the Company’s products, in each case, that are known to Employee, with respect to any business, products or services that are competitive to the products or services offered by the Company or under development as of the date of termination of Employee’s Relationship with the Company.

9. Arbitration.

a. All claims, disputes, controversies, or disagreements of any kind whatsoever (“Claims”), including any claim arising out of or in connection with Employee’s employment or the termination of Employee’s employment, that may arise between Employee and the Company, including any Claims that may arise between Employee and the Company’s officers, directors, employees, or agents in their capacity as such, shall be submitted to final and binding arbitration before the American Arbitration Association in Los Angeles, California in accordance with the rules and procedures of the American Arbitration Association then existing.

b. Claims covered by this arbitration provision include, but are not limited to the following: (1) alleged violations of federal, state, or local constitutions, statutes, regulations, or ordinances, including, but not limited to anti-discrimination and harassment laws; (2) allegations of a breach of a contractual obligation; and (3) alleged violations of public policy.

c. In consideration for and as a material condition of Employee’s employment with the Company, Employee agrees that final and binding arbitration is the exclusive means for resolving any Claims arising out of this Agreement and Employee’s employment. However, this Agreement does not in any way alter the at-will status of Employee’s employment. This Agreement is a waiver of all rights Employee may have to a civil court action on any dispute or Claims arising out of this Agreement and Employee’s employment. Accordingly, only an arbitrator, not a judge or jury, will decide any such dispute, although the arbitrator has the authority to award any type of relief that could otherwise be awarded by a judge or jury.

d. Employee and Company shall each bear their own costs and fees of any such arbitration.

10. Severability. The provisions of this Agreement are divisible; if any of the provisions shall be deemed invalid or unenforceable, that provision shall be deemed limited to the extent necessary to render it valid and enforceable and the remaining provisions of this Agreement shall continue in full force and effect without being impaired or invalidated in any way.

11. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of California.

12. Entire Agreement. This Agreement supersedes all prior agreements, understandings, and communications between Employee and the Company, whether written or oral, express or implied, relating to the subject matter of this Agreement and is intended as a complete and final expression of the terms of the agreement between Employee and the Company and shall not be changed or subject to change orally. The parties further agree and acknowledge that neither they nor anyone acting on their behalf made any inducements, agreements, promises, nor representations other than those set forth in this Agreement.

13. Amendment. This Agreement may not be altered or amended except in a writing signed by both parties to this Agreement.

14. Survival. The provisions of this Agreement shall survive the termination of the Relationship and the assignment of this Agreement by the Company to any successor in interest or other assignee.

15. ADVICE OF COUNSEL. EMPLOYEE ACKNOWLEDGES THAT, IN, EXECUTING THIS AGREEMENT, EMPLOYEE HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND EMPLOYEE HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE

CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

EMPLOYEE		COMPANY: Guidance Software, Inc.

Signature:	/s/ Victor T. Limongelli	Signature:	/s/ Sandra Gyenes
Print Name:	Victor T. Limongelli	Print Name:	Sandra Gyenes
		Title:	Director, Hrt Org. Dev.

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

EXCLUDED FROM SECTION 4

Title	Date	Identifying Number or Brief Description

☒	inventions or improvements

☐	Additional Sheets Attached

Signature of Employee:	/s/ Victor T. Limongelli
Print Name of Employee:

Date: April 5, 2004

EXHIBIT B

Section 2870 of the California Labor Code is as follows:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT C

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to Guidance Software, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”).

I further certify that I have complied with all the terms of the Company’s At-Will Employment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the At-Will Employment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twenty-four (24) months from the date of this Certificate, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or take away such employees or consultants, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity. Further, for a period of twenty-four (24) months from the date of this Certificate, I shall not solicit any licensor to or customer of the Company or licensee of the Company’s products, in each case, that are known to me, with respect to any business, products or services that are competitive to the products or services offered by the Company or under development as of the date of termination of my Relationship with the Company.

Date: ____________________

(Employee’s Signature)

(Print Employee’s Name)

AT TIME OF HIRE SIGN TO ACKNOWLEDGE RECEIPT:

I hereby acknowledge that I have read and understand the Termination Certification (Exhibit C) described above, and that I am in receipt of a copy of this document.

Date:	April 5, 2004	Signature:	/s/ Victor T. Limongelli
		Print:	Victor T. Limongelli